Exhibit 99.1

Artificial Intelligence Technology Solutions (OTCPK:AITX)

Reports Annual Results and Corporate Updates

Company Shows Strong Sales Funnel Growth and Product Line Expansion Amid Fiscal Adjustments

Detroit, Michigan, June 15, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprises, announced today the filing of its annual 10-K report, revealing a series of strategic adjustments aimed at improving overall performance and maximizing existing opportunities while positioning the company for future growth.

“Last year was a period of significant wins and sales funnel growth while we learned what was needed to increase the speed of the sales process,” stated Steve Reinharz, CEO of AITX. “We worked through many challenges, and we earned important successes in our business. As I’ve mentioned in the past, we’ve evolved our understanding of the sales process and are in the process of implementing new tactics to help our prospects complete their internal sales and adoption processes that result in RAD getting a purchase order.”

The Company saw its sales funnel swell by an impressive 4x, a clear indication of the growing market interest in AITX’s product offerings and potential for revenue growth.

Significant wins during the fiscal year and through to today include:

●	New iterations based on the popular ROSA™ device.

○	RIO™ 180 and RIO 360, solar-powered trailers with ROSA on top.
○	ROSA-P a solution for ROSA deployments where 24-hour power is not available.

●	ROSS, TOM, and RADDOG™ 2LE were announced. This software, stationary and mobile product diversification potentially will drive faster revenue increases in the coming year.

●	Continued limited deployments of ROAMEO™ 2.0. ROAMEO 3.0 is expected to be made available in early 2024.

●	Closed RAD’s first firearm detection-related school opportunity with the deployment of multiple ROSS connections plus 4 ROSA devices.

●	Expanded RAD’s largest client’s system to over 45 units with a growing opportunity for hundreds more.

●	Successfully earned the opportunity for a nationwide sales plan roll out with one of RAD’s largest dealers.

●	Successfully completed the first significant healthcare implementation of RAD Light My Way™.

●	Successfully participated in the FOX Network primetime television series ‘Stars on Mars’ (airing began June 5, 2023, RADDOG focus), and the long-awaited DC Comics / Warner Brothers blockbuster ‘Blue Beetle’ (premieres in theaters on August 17, 2023, ROAMEO focused).

Significant financial highlights during the fiscal year include:

●	Significant net loss decreased to $(18.1) million compared to $(62.2) million.

●	RMR (Recurring Monthly Revenue) derived from device subscriptions, increased 29% to $754,126 compared to $592,401.

●	In April of 2023 the Company surpassed $100,000 in monthly recurring revenue for the first time (unaudited invoicing).

Reinharz also noted that the Company made significant technological improvements in hardware optimization, visual object identification quality, cellular optimization, and autonomous navigation.

Reinharz added, “We’ve learned several valuable lessons over the past year and acted accordingly. We’ve strategically streamlined our team from 90 to 70 members, a move designed to position us for positive cash flow given the lower cash spend. We are determined to match our fiscal commitments with our operational capabilities without compromising the quality of our work or the passion of our team.”

“We’ve accomplished significant milestones, and we are extremely proud of our achievements,” said Reinharz. “We’ve welcomed strong and committed individuals like Holley Hunt to our team, reflecting our dedication to expanding our expertise and capacity.”

As noted in the filing, Reinharz reiterated that he expects debt deadlines to be pushed into the future as has happened in the past.

Reinharz concluded, “We sincerely thank our dedicated staff, shareholders, and partners for aligning the Company with the resources, talent and determination that is necessary to win. We are confident that the steps we have taken will position AITX for a successful journey ahead.”

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz